Exhibit 21.1

Subsidiaries of Foresight Energy LP

Name	Jurisdiction of Organization
Adena Resources LLC	Delaware
Akin Energy LLC	Delaware
American Century Mineral LLC	Delaware
American Century Transport LLC	Delaware
Coalfield Construction LLC	Delaware
Coalfield Repair Services LLC	Delaware
Foresight Coal Sales LLC	Delaware
Foresight Energy Labor LLC	Delaware
Foresight Energy LLC	Delaware
Foresight Energy Services LLC	Delaware
Foresight Energy Employee Services Corporation	Delaware
Foresight Energy Finance Corporation	Delaware
Foresight Receivables LLC	Delaware
Hillsboro Energy LLC	Delaware
Hillsboro Transport LLC	Delaware
LD Labor LLC	Delaware
Logan Mining LLC	Delaware
Mach Mining LLC	Delaware
Macoupin Energy LLC	Delaware
MaRyan Mining LLC	Delaware
M-Class Mining LLC	Delaware
Oeneus LLC d/b/a Savatran LLC	Delaware
Patton Mining LLC	Delaware
Sitran LLC	Delaware
Seneca Rebuild LLC	Delaware
Sugar Camp Energy, LLC	Delaware
Tanner Energy LLC	Delaware
Viking Mining LLC	Delaware
Williamson Energy, LLC	Delaware